UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


      Date of Report (Date of earliest event reported): September 10, 2008

                          CANCER DETECTION CORPORATION
             (Exact name of registrant as specified in its charter)

                             XPENTION GENETICS, INC.
                           (Former name of Registrant

          Nevada               333-107179 & 000-51210          980380519
(State or other jurisdiction       (Commission             (I.R.S. Employer
of incorporation)                 File Number)               Identification No.)

     10965 Elizabeth Drive, Conifer, CO                               80433
        (Address of principal executive offices)                   (Zip Code)

       Registrant's telephone number, including area code: (303) 908-4900


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act





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                            SECTION 8 - OTHER EVENTS


ITEM 8.01. OTHER EVENTS

REVERSE STOCK SPLIT

The Board of Directors of the Registrant on September 10, 2008, adopted a resolution approving a one for twenty reverse split of our Common Stock to holders of record as of July 25, 2008. The reverse stock split combines our outstanding Common Stock on the basis of 20 outstanding shares being combined into one outstanding share. Each shareholder's percentage ownership in the Registrant (and relative voting power) will remain essentially unchanged as a result of the reverse stock split.

The resolution provides that fractional shares will be rounded up so that no shareholder will be cashed out. The reverse stock split was approved by 57.18% of the shareholders.

Reasons for the Reverse Stock Split

Presently, due to the number of shares outstanding, the Company is unable to raise the additional capital investment necessary to continue its research activities. By reducing the number of shares outstanding, the Company would be able to issue shares in exchange for new capital in order to attempt to raise additional investment which will be used to fund research activities, including validation of its primary technology.
The Board of Directors believes that it is critical to the Company's survival and in the best interest of our stockholders for the Board to implement a reverse stock split.

Certain Effects of the Reverse Stock Split

Stockholders will not be required to pay a transfer or other fee in connection with the exchange of certificates. In addition, fractional shares shall be rounded up to the next whole share. Consummation of the reverse stock split will not change the number of shares of Common Stock authorized by the Registrant's Articles of Incorporation or the par value of each share of Common Stock. The reverse stock split will not materially affect a stockholder's percentage ownership interest in the Registrant or proportional voting power, except for minor differences resulting from fractional shares having been rounded up to the next whole share.

Shares of Common Stock issued pursuant to the reverse split will be fully paid and non-assessable. The relative voting and other rights of holders of the Common Stock will not be altered by the reverse split, and each share of Common Stock will continue to entitle its owner to one vote. The reverse stock split will not give rise to rights of appraisal or dissenters' rights under Nevada law.

No fractional shares will be issued in connection with the reverse split. Instead, fractional shares will be rounded up and one whole share will be issued. We expect that most shareholders will receive one additional share of Common Stock, but we do not anticipate that this will materially affect any shareholder's proportional interest. We do not anticipate that the reverse split will result in any material reduction in the number of holders of Common Stock.

The reverse split may result in some shareholders owning "odd-lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in round lots of even multiples of 100 shares.

The reverse split will not affect the Company's stockholders' equity as reflected on our financial statements, except to change the number of issued and outstanding shares of Common Stock. The reverse split will not have any effect on the par value of the Common Stock.



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Effective Date of the Reverse Stock Split

The reverse split will be authorized immediately and will become effective for holders of record of the shares of Common Stock as of July 25, 2008. Upon regulatory notification, all of our outstanding Common Stock will be converted into new Common Stock in accordance with the reverse split ratio described above. After the reverse split is effective, certificates representing shares of pre-reverse split Common Stock will be deemed to represent only the right to receive the appropriate number of shares of post-reverse split Common Stock.

Exchange of Certificates

Shareholders will be asked to exchange certificates at this time by contacting our transfer agent.

Right to Abandon Reverse Stock Split

Although we do not anticipate doing so, we may abandon the proposed reverse stock split at any time prior to its effectiveness if our Board of Directors deems it advisable to do so. Any decision as to the appropriateness of the reverse split will be made solely by our Board of Directors and will depend upon numerous factors including the future trading price of our stock, the growth and development of our business and our financial condition and results of operations.


NAME CHANGE

The Board of Directors of the Registrant on September 10, 2008, adopted a resolution approving a name change of the company from Xpention Genetics, Inc. to Cancer Detection Corporation.


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 17, 2008

                                            XPENTION GENETICS, INC.



                                            By: /s/ David Kittrell
                                                --------------------------------
                                                David Kittrell, CEO